EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lone Star Tank Rental Inc. Promotes Bobby Keenom

Waxahachie, TX – May 31, 2017 – Lone Star Tank Rental Inc. (the “Company”), a wholly-owned subsidiary of General Finance Corporation (NASDAQ: GFN) today announced that Bobby Keenom has been appointed as Executive Vice President of the Company.

Mr. Keenom, age 48, will assume responsibility for the North American liquid storage and services division of the Company and will report directly to Jody Miller, President of General Finance Corporation.

“We are very pleased to make this announcement,“ said Mr. Miller. “Bobby Keenom has been instrumental in the success of Lone Star. Bobby is a proven leader, and we are confident of his continued success at Lone Star. He will continue to lead Lone Star and execute our strategic plan.”

Mr. Keenom has nearly two decades in the equipment rental industry experience. At Lone Star, Mr. Keenom served as its Vice President of Operations from September 2014 to May 2017. Prior to joining Lone Star, Mr. Keenom had a successful career at Mobile Mini, Inc. where he served as the Western Division Region Manager and in several other key leadership positions. Mr. Keenom holds a business degree from Liberty University in Lynchburg, Virginia.

About Lone Star Tank Rental Inc.

Lone Star Tank Rental Inc. (www.lonestartank.com) leases portable liquid storage tank containers, oil test tanks, acid tanks, related fluid management equipment and containment products, as well as provides certain fluid management services, to the oil and gas industry in the Permian and Eagle Ford basins of Texas. Lone Star is headquartered in Waxahachie, Texas.

Investor/Media Contact

Media Contact:
Investor Contact:
Shannon Jordan
Larry Clark
Pac-Van, Inc.
Financial Profiles, Inc.
sjordan@pacvan.com
lclark@finprofiles.com
317-489-5771
310-622-8223